NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
FOR IMMEDIATE RELEASE

NorthWestern Reports Third Quarter 2020 Financial Results

Company reports GAAP diluted earnings per share of $0.58 for the quarter, affirms previously revised 2020 earnings guidance and announces a $0.60 per share quarterly dividend payable December 31, 2020

BUTTE, MT / SIOUX FALLS, SD - October 21, 2020 - NorthWestern Corporation d/b/a NorthWestern Energy (Nasdaq: NWE) reported financial results for the three months ended September 30, 2020. Net income for the period was $29.5 million, or $0.58 per diluted share, as compared with net income of $21.7 million, or $0.42 per diluted share, for the same period in 2019. This increase was primarily due to higher gross margin, lower operating, general and administrative expenses and lower income taxes. These improvements were partially offset by higher depreciation and depletion expense.

“The commercial and industrial margin impacts of Covid-19 continued into the third quarter. However favorable weather and strong retail customer growth in Montana helped mitigate some of the effect when compared to third quarter 2019," said Bob Rowe, President and Chief Executive Officer. “Our dedicated employees continue to be focused on serving our customers and communities now, and ensuring we will be able to meet their needs into the future. While doing all this work, we have achieved great employee safety results and are successfully recognizing COVID 19 health practices as part of our safety program."

Additional information regarding this release can be found in the earnings presentation found at www.northwesternenergy.com/our-company/investor-relations/presentations-and-webcasts.

NorthWestern Reports Third Quarter 2020 Financial Results
October 21, 2020

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2020	2019	2020	2019
Revenues	$280,610	$274,836	$885,225	$929,775
Cost of sales	68,038	64,227	220,353	235,706
Gross Margin (1)	212,572	210,609	664,872	694,069

Operating, general and administrative expense	73,322	76,998	224,042	238,916
Property and other taxes	45,306	44,089	136,786	133,188
Depreciation and depletion	44,289	43,166	134,336	129,766
Total Operating Expenses (excl. Cost of sales)	162,917	164,253	495,164	501,870
Operating income	49,655	46,356	169,708	192,199
Interest expense, net	(23,677)	(23,722)	(72,298)	(71,023)
Other income (expense), net	785	(409)	(973)	864
Income before income taxes	26,763	22,225	96,437	122,040
Income tax benefit (expense)	2,703	(555)	5,227	20,098
Net Income	29,466	21,670	101,664	142,138
Basic Shares Outstanding	50,577	50,444	50,551	50,422
Earnings per Share - Basic	$0.58	$0.43	$2.01	$2.82
Diluted Shares Outstanding	50,674	50,779	50,657	50,756
Earnings per Share - Diluted	$0.58	$0.42	$2.01	$2.80

Dividends Declared per Common Share	$0.60	$0.575	$1.80	$1.725
(1) Gross Margin, defined as Revenues less Cost of Sales, is a non-GAAP financial measure. See "Non-GAAP Financial Measures" section below for more information.
Significant Items

COVID-19 Pandemic

We are one of many companies providing essential services during the national emergency related to the COVID-19 pandemic. Our level of service to our 734,800 customers remains uninterrupted. We implemented a comprehensive set of actions to help our customers, communities, and employees, while maintaining our commitments to provide reliable service and to continue to monitor and adapt our financial business plan for the evolving COVID-19 pandemic challenges. In March, we voluntarily informed both our retail customers and state regulators that disconnections for non-payment would be temporarily suspended, and we have provided an incremental $400,000 in charitable contributions and aid to assist the communities we serve. Our CEO made an official declaration of emergency in accordance with our continuity of operations plan and emergency standard operating procedures, implementing an incident command structure that remains in effect. We have taken extra precautions for our employees who work in the field and for employees who continue to work in our facilities. This includes implementation of work from home policies, social-distancing protocols, face-covering directives, and travel restrictions where appropriate. Currently, we do not anticipate any employee layoffs and are continuing to hire for critical positions to maintain our high level of reliability and customer service. We continue to implement strong physical and cyber-security measures to enable our systems to remain functional to serve our operational needs with a remote workforce and to keep our company running to provide high quality service to our customers. In August we advised customers that we would resume the disconnection process for customers whose accounts are in arrears.

NorthWestern Reports Third Quarter 2020 Financial Results
October 21, 2020

In response to the COVID-19 pandemic, President Donald Trump signed into law the CARES Act on March 27, 2020. The CARES Act provides numerous tax provisions and other stimulus measures, including temporary changes regarding the prior and future utilization of net operating losses, temporary changes to the prior and future limitations on interest deductions, temporary suspension of certain payment requirements for the employer portion of Social Security taxes, technical corrections from prior tax legislation for tax depreciation of certain qualified improvement property, and the creation of certain refundable employee retention credits. We evaluated the provisions of the CARES Act and do not anticipate the associated impacts, if any, will have a material effect on our financial position or liquidity.

2020 Outlook - The COVID-19 pandemic has impacted our financial results with lower gross margin driven by a reduction in our commercial and industrial revenue, offset in part by an increase in usage by residential customers. We also experienced an increase in certain operating expenses including an increase in uncollectible accounts and interest expense offset in part by lower operating expenses as detailed below. COVID-19 continues to be an evolving situation and we expect to continue to experience impacts to our financial results in the fourth quarter of 2020.

Estimate of COVID-19 Impacts (Millions)
	Three Months Ended
	June 30, 2020		September 30, 2020
	Low	High	Low	High
Gross Margin	$(3.0)	$(4.0)	$(2.0)	$(3.0)

Operating Expenses
Medical, labor, and travel & training	(2.8)	(2.8)	(1.2)	(1.2)
Uncollectible Accounts	3.1	3.1	2.4	2.4
Total Operating Expense	0.3	0.3	1.2	1.2

Operating loss	(3.3)	(4.3)	(3.2)	(4.2)
Interest expense	(0.7)	(0.7)	—	—
Pretax loss	(4.0)	(5.0)	(3.2)	(4.2)
Income tax benefit	1.0	1.3	0.8	1.1
Net loss	$(3.0)	$(3.7)	$(2.4)	$(3.1)
Effective Tax Rate	25.3%	25.3%	25.3%	25.3%

We submitted accounting order requests in Montana and South Dakota to allow for the deferral of uncollectible accounts expense in excess of amounts currently recovered from customers and to determine ratemaking treatment in a future proceeding.

•The South Dakota Public Utilities Commission (SDPUC) issued an order in August 2020, authorizing deferral of costs for possible recovery through future rates. In the third quarter of 2020, we deferred approximately $0.4 million of uncollectible accounts expense in South Dakota.

•The Montana Public Service Commission (MPSC) held a work session in October 2020 and voted to allow tracking of uncollectible accounts expense. We expect a final written

NorthWestern Reports Third Quarter 2020 Financial Results
October 21, 2020

order during the fourth quarter of 2020. We cannot determine the impact of the MPSC's decision, if any, until a final order is issued.

We are working with customers who have been unable to pay during the COVID-19 pandemic, including offering extended payment arrangements. In each of our jurisdictions, we resumed disconnection procedures for non-payment during the third quarter of 2020 and expect normal winter disconnection procedures to apply effective November 1, 2020.

While we have not experienced significant supply chain challenges, so far, we continue to closely manage and monitor developments in our supply chain. We remain on track for our approximately $400 million capital investment as disclosed in our Annual Report on Form 10-K for the year ended December 31, 2019. The continued progression of and global response to the COVID-19 pandemic increases the risk of delays in construction activities and equipment deliveries related to our capital projects, including potential delays in obtaining permits from government agencies, resulting in a potential deferral of capital expenditures.

The ongoing impacts of the COVID-19 pandemic remain uncertain. Further extension of the slowdown of the United States’ economic growth, demand for commodities and/or material changes in governmental policy may continue to result in lower economic growth with lower demand for electricity and natural gas, as well as the ability of various customers, contractors, suppliers and other business partners to fulfill their obligations. These impacts could have a material adverse effect on our results of operations, financial condition and prospects.

Liquidity - We continue to maintain adequate liquidity to operate our business and fund our ongoing capital program. As of September 30, 2020, our total net liquidity was approximately $357.5 million, including $3.5 million of cash and $354.0 million of revolving credit facility availability. During the second quarter of 2020, as precautionary measures to increase our cash position and preserve financial flexibility in light of uncertainty in the markets, we accessed the capital markets in two transactions:

•On April 3, 2020, we entered into a $100 million 364-Day Term Loan Credit Agreement (Term Loan), with two of our relationship banks, and borrowed the full amount under the Term Loan. Borrowings from this facility allow us to meet our temporarily increased targeted minimum liquidity threshold of $200 million, up from our long-standing $100 million level; and
•On May 15, 2020, we issued $150 million principal amount 10-year, 3.21% first mortgage bonds.

In addition, on September 2, 2020, we entered into a new $425 million Credit Facility increasing the capacity of our revolving credit facilities by $25 million to $425 million and extending the maturity date to September 2, 2023 (from December 12, 2021).

We expect to issue equity in 2021 to maintain and protect our current credit ratings in balance with our current capital expenditure plans.

NorthWestern Reports Third Quarter 2020 Financial Results
October 21, 2020

Proposed Colstrip Unit 4 Capacity Acquisition

In February 2020, we filed an application with the MPSC for pre-approval to acquire Puget Sound Energy’s (Puget) 25% interest, 185 megawatt (MW) of generation, in Colstrip Unit 4 for one dollar. As part of the application, we sought approval to sell 90 MW of energy to Puget through a Power Purchase Agreement (PPA) for roughly five years at a price indexed to hourly prices at the Mid-Columbia power hub, with a price floor reflecting the recovery of fixed operating and maintenance costs and variable generation costs. Our application includes zero net effect on customer bills and proposes to establish a reserve fund with benefits from the PPA and market purchase savings. If approved, the reserve fund will be used to address environmental compliance, remediation and decommissioning costs associated with our existing 222 MW ownership interest in Colstrip Unit 4. Puget remains responsible for its presale 25% ownership share of all costs for remediation of existing environmental conditions and decommissioning regardless of the proposed acquisition or when Colstrip Unit 4 is retired.

Under the Ownership and Operation Agreement to which each of the Colstrip Units 3 and 4 co-owners are a party, each co-owner has a right of first refusal to purchase Puget’s interest. In April 2020, Talen provided notices of its exercise of its right of first refusal to acquire a proportionate share of Puget's interest in Colstrip Unit 4, which would reduce our proposed transaction to 92.5 MW, and the associated five-year PPA to Puget to 45 MW. We supplemented our application with the MPSC to reflect this development and amended the purchase and sale agreement with Puget, reducing the size of the transaction.

A hearing on our application to the MPSC is scheduled for December 2020. We expect a decision from the MPSC in the first quarter of 2021.Should the MPSC decline to grant our application in all material respects, we have the right, under the existing purchase and sale agreement with Puget to terminate the transaction. Closing the transaction is also contingent upon approval of Puget’s application to the Washington Utilities and Transportation Commission (WUTC). A hearing on Puget’s application before the WUTC is scheduled for November 2020.

Colstrip Transmission System - We also entered into a separate agreement with Puget to acquire an additional 95 MW interest in the 500 kilovolt (kV) Colstrip Transmission System for net book value at the time of the sale. The net book value is expected to range between $2.5 million to $3.8 million. After the roughly 5-year PPA with Puget, we will have the option to acquire another 90 MW interest in the 500 kV Colstrip Transmission System for net book value at that time. These transmission acquisitions are conditioned upon approval and closing of the Colstrip Unit 4 acquisition. Talen, while not a co-owner of the Colstrip Transmission System, has claimed that its right of first refusal as to the Colstrip Unit 4 transaction extends to the separate transmission transaction and initiated arbitration under the Ownership and Operation Agreement. We disagree with Talen’s claim in this regard and have opposed Talen’s efforts to obtain an interest in the Colstrip Transmission System. We expect a decision from the arbitrator in October 2020.

Electric Resource Planning - Montana

We are currently 630 MW short of our peak needs, which we procure in the market. We forecast that our portfolio will be 725 MW short by 2025, considering expiring contracts and a modest increase in customer demand. We issued an all-source competitive solicitation request in February 2020 for up to 280 MWs of peaking and flexible capacity to be available for commercial

NorthWestern Reports Third Quarter 2020 Financial Results
October 21, 2020

operation in early 2023. We expect to repeat the process in subsequent years to provide a resource-adequate energy and capacity portfolio by 2025.

Initial bids from the February 2020, 280 MW competitive solicitation were submitted in July 2020. Engineering, procurement and construction bids were submitted on our behalf for long-duration flexible capacity in excess of 200 MWs. The bids are under evaluation by an independent party, and we expect the successful project(s) to be selected and announced by the first quarter of 2021.

If the transaction with Puget and Talen for additional capacity discussed above is approved and we acquire 92.5 MW from Puget, we expect the transaction to reduce our need for capacity in future competitive solicitations by 85 MW based on resource adequacy requirements.

Significant Earnings Drivers

Revenues

Consolidated operating revenues for the three months ended September 30, 2020 were $280.7 million as compared with $274.8 million for the same period in 2019.

Consolidated operating revenues for the nine months ended September 30, 2020 were $885.2 million as compared with $929.8 million for the same period in 2019.

Gross Margin
Consolidated gross margin for the three months ended September 30, 2020 was $212.6 million compared with $210.6 million for the same period in 2019. This $2.0 million increase was a result of a $2.9 million increase to items that have an impact on net income and $0.9 million decrease to items that are offset in operating expenses and income tax expense with no impact to net income.

Consolidated gross margin for items impacting net income increased $2.9 million, due to the following:
•↑ $2.4 million increase due to higher electric retail volumes and demand driven by warmer weather and customer growth, partly offset by lower industrial demand unrelated to the COVID-19 pandemic. Impacts of the COVID-19 pandemic offset this improvement by approximately $2 million - $3 million driven by lower commercial and industrial demand, partly offset by a slight increase in residential usage.
•↓ $0.5 million lower due to higher Montana electric supply costs as compared with the prior period;
•↓ $0.3 million lower due to lower demand to transmit energy across our transmission lines due to market conditions and pricing, including the closure of Colstrip units 1 and 2;
•↓ $0.3 million lower due to lower natural gas commercial and industrial loads as a result of reduced demand, offset in part by customer growth;
•↓ $0.1 million lower due to a decrease in Montana natural gas rates associated with the annual step down for our Montana gas production assets; and
•↑ $1.7 million increase in other miscellaneous gross margin.

NorthWestern Reports Third Quarter 2020 Financial Results
October 21, 2020

The change in consolidated gross margin for items that had no impact on net income represented a $0.9 million decrease primarily due to the following:
•↑ $1.1 million increase in revenues due to an increase for property taxes included in trackers, offset by increased property tax expense;
•↓ $1.0 million lower due to a decrease in revenues for operating costs recovered in tracker revenues, offset by a decrease in associated operating expense; and
•↓ $1.0 million lower due to a decrease in revenue due to the increase in production tax credit benefits passed through to customers in our tracker mechanisms, which are offset by decreased income tax expense.

Consolidated gross margin for the nine months ended September 30, 2020 was $664.8 million compared with $694.1 million for the same period in 2019. This $29.3 million decrease was a result of a $27.6 million decrease to items that have an impact on net income and $1.7 million decrease to items that are offset in operating expenses and income tax expense with no impact to net income.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the three months ended September 30, 2020 were $73.3 million compared with $77.0 million for the same period in 2019. This $3.7 million decrease was a result of a $3.1 million decrease to items that have an impact on net income and $0.6 million decrease to items that are offset in gross margin and other income (expense) with no impact to net income.

Consolidated operating, general and administrative expenses for items impacting net income decreased $3.1 million, including:
•↓ $2.0 million lower employee benefit costs primarily due to a decrease in employee incentive compensation expense;
•↓ $1.3 million lower hazard tree line clearance costs. As previously disclosed, we finalized our plan to address hazard tree clearance in 2018 and accelerated the program in 2019. We expect costs in 2020 to reflect a normal level, which is lower than 2019;
•↓ $1.2 million decrease in labor costs including approximately $0.4 million of in-home customer work which was limited by the COVID-19 pandemic and more time being spent by employees on capital projects than maintenance projects (which are expensed);
•↓ $0.9 million lower maintenance costs at our electric generation facilities;
•↓ $0.8 million reduction in travel and training costs due to the impacts of the COVID-19 pandemic;
•↑ $ 2.4 million increased uncollectible accounts; and
•↑ $0.7 million increased other miscellaneous expense.

The change in consolidated operating, general and administrative expenses for items that had no impact on net income decreased $0.6 million primarily due to the following:
•↑ $2.4 million increase due to the regulatory treatment of the non-service cost components of pension and postretirement benefit expense, which is offset in other income;
•↓ $1.1 million decreased operating expenses offset by lower associated tracker revenue; and
•↓ $1.9 million reduction in value of non-employee directors deferred compensation due to a decline in our stock price, offset in other income.

NorthWestern Reports Third Quarter 2020 Financial Results
October 21, 2020

Consolidated operating, general and administrative expenses for the nine months ended September 30, 2020 were $224.0 million compared with $238.9 million for the same period in 2019. This $14.9 million decrease was a result of an $11.0 million decrease to items that have an impact on net income and $3.9 million decrease to items that are offset in gross margin and other income (expense) with no impact to net income.

Property and Other Taxes
Property and other taxes were $45.3 million for the three months ended September 30, 2020, as compared with $44.1 million in the same period in 2019. This increase was due primarily to an increase in Montana state and local taxes offset in part by lower MPSC tax and invasive species tax. We estimate property taxes throughout each year, and update those estimates based on valuation reports received from the Montana Department of Revenue. Under Montana law, we are allowed to track the increases in the actual level of state and local taxes and fees and adjust our rates to recover the increase between rate cases less the amount allocated to FERC-jurisdictional customers and net of the associated income tax benefit.

Property and other taxes were $136.8 million for the nine months ended September 30, 2020, as compared with $133.2 million in the same period in 2019.

Depreciation and Depletion Expense
Depreciation and depletion expense was $44.3 million for the three months ended September 30, 2020, as compared with $43.2 million in the same period in 2019. This increase was primarily due to plant additions.

Depreciation and depletion expense was $134.3 million for the nine months ended September 30, 2020, as compared with $129.8 million in the same period in 2019.

Operating Income
Consolidated operating income for the three months ended September 30, 2020 was $49.7 million as compared with $46.4 million in the same period in 2019. This increase was primarily due to the increase in gross margin and lower operating expenses, offset in part by higher property tax and depreciation expense.

Consolidated operating income for the nine months ended September 30, 2020 was $169.7 million as compared with $192.2 million in the same period in 2019.

Interest Expense
Consolidated interest expense remained flat for the three months ended September 30, 2020 ($23.7 million this quarter as compared with $23.7 million in the same period in 2019). Borrowings during the second and third quarter of 2020 were primarily utilized to repay balances on our revolver, increasing our liquidity and preserving financial flexibility in light of recent uncertainty in the markets. This was offset by lower interest on our revolving credit facilities.

Consolidated interest expense for the nine months ended September 30, 2020 was $72.3 million, as compared with $71.0 million in the same period in 2019.

Other Income
Consolidated other income was $0.8 million for the three months ended September 30, 2020 as compared to other expense of $0.4 million during the same period in 2019. This change includes a decrease in other pension expense of $2.4 million, partially offset by a $1.8 million decrease in the value of deferred shares held in trust for non-employee directors deferred compensation (both

NorthWestern Reports Third Quarter 2020 Financial Results
October 21, 2020

of which are offset in operating, general, and administrative expense with no impact to net income), and higher capitalization of Allowance for Funds Used During Construction.

Consolidated other expense for the nine months ended September 30, 2020, was $1.0 million, as compared with consolidated other income of $0.9 million in the same period in 2019.

Income Tax
Consolidated income tax benefit for the three months ended September 30, 2020 was $2.7 million as compared with income tax expense of $0.6 million in the same period in 2019. Our effective tax rate for the three months ended September 30, 2020 was (10.1)% as compared with 2.5% for the same period in 2019. We currently estimate effective tax rate to range between (5)% to 0% in 2020.

The following table summarizes the differences between our effective tax rate and the federal statutory rate for the periods:

(in millions)	Three Months Ended September 30,				Nine Months Ended September 30,
	2020		2019		2020		2019
Income Before Income Taxes	$26.8		$22.2		$96.4		$122.0

Income tax calculated at federal statutory rate	5.6	21.0%	4.7	21.0%	20.3	21.0%	25.6	21.0%

Permanent or flow-through adjustments:
State income tax, net of federal provisions	—	0.2%	0.1	0.3%	0.1	0.1%	1.2	1.0%
Flow-through repairs deductions	(4.2)	(15.7)%	(2.6)	(11.7)%	(14.9)	(15.4)%	(12.7)	(10.4)%
Production tax credits	(2.2)	(8.2)%	(1.4)	(6.3)%	(7.6)	(7.8)%	(7.3)	(5.9)%
Share-based compensation	—	—%	—	—%	(0.6)	(0.6)%	0.2	0.2%
Amortization of excess deferred income tax	(0.2)	(0.8)%	(0.4)	(1.7)%	(0.7)	(0.8)%	(1.9)	(1.6)%
Plant and depreciation flow through items	0.1	0.4%	(0.3)	(1.2)%	0.3	0.3%	(2.5)	(2.0)%
Prior year permanent return to accrual adjustments	(1.7)	(6.5)%	0.6	2.5%	(1.7)	(1.8)%	0.6	0.4%
Recognition of unrecognized tax benefit	—	—%	—	—%	—	—%	(22.8)	(18.7)%
Other, net	(0.1)	(0.5)%	(0.1)	(0.4)%	(0.4)	(0.4)%	(0.5)	(0.5)%
Subtotal	(8.3)	(31.1)%	(4.1)	(18.5)%	(25.5)	(26.4)%	(45.7)	(37.5)%

Income Tax (Benefit) Expense	$(2.7)	(10.1)%	$0.6	2.5%	$(5.2)	(5.4)%	$(20.1)	(16.5)%

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits.

NorthWestern Reports Third Quarter 2020 Financial Results
October 21, 2020

Net Income
Consolidated net income for the three months ended September 30, 2020 was $29.5 million as compared with $21.7 million for the same period in 2019. This increase was primarily due to higher gross margin, lower operating, general and administrative expenses and lower income taxes. These improvements were partially offset by higher depreciation and depletion expense.

Consolidated net income for the nine months ended September 30, 2020 was $101.7 million as compared with $142.1 million for the same period in 2019.

NorthWestern Reports Third Quarter 2020 Financial Results
October 21, 2020

Reconciliation of Primary Changes from 2019 to 2020

	Three Months Ended September 30,			Nine Months Ended September 30,
($millions, except EPS)	Pretax Income	Net (1) Income	Diluted EPS	Pretax Income	Net (1) Income	Diluted EPS
2019 reported	$22.2	$21.7	$0.42	$122.0	$142.1	$2.80
Gross Margin
Electric retail volumes and demand	2.4	1.8	0.03	(6.5)	(4.9)	(0.10)
Montana electric supply cost recovery	(0.5)	(0.4)	(0.01)	(3.2)	(2.4)	(0.05)
Electric transmission	(0.3)	(0.2)	—	(1.8)	(1.3)	(0.02)
Natural gas retail volumes	(0.3)	(0.2)	—	(8.3)	(6.2)	(0.12)
Montana natural gas rates	(0.1)	(0.1)	—	(0.8)	(0.6)	(0.01)
Lower electric QF liability adjustment	—	—	—	(3.3)	(2.5)	(0.05)
Montana electric retail rates	—	—	—	1.6	1.2	0.02
Other	1.7	1.3	0.02	(5.3)	(4.0)	(0.08)
Subtotal: Items impacting net income	2.9	2.2	0.04	(27.6)	(20.7)	(0.41)

Property taxes recovered in trackers	1.1	0.8	0.02	3.5	2.6	0.05
Operating expense recovered in trackers	(1.0)	(0.7)	(0.01)	(1.2)	(0.9)	(0.02)
Production tax credits flowed-through trackers	(1.0)	(0.7)	(0.01)	(4.0)	(3.0)	(0.06)
Subtotal: Items not impacting net income	(0.9)	(0.6)	—	(1.7)	(1.3)	(0.03)

Total Gross Margin	2.0	1.6	0.04	(29.3)	(22.0)	(0.44)
OG&A Expense
Employee Benefits	2.0	1.5	0.03	5.7	4.3	0.08
Hazard trees	1.3	1.0	0.02	2.5	1.9	0.04
Labor	1.2	0.9	0.02	3.0	2.2	0.04
Generation maintenance	0.9	0.7	0.01	2.1	1.6	0.03
Travel and training	0.8	0.6	0.01	2.0	1.5	0.03
Uncollectable accounts	(2.4)	(1.8)	(0.04)	(5.5)	(4.1)	(0.08)
Other	(0.7)	(0.5)	—	1.2	0.9	0.02
Subtotal: Items impacting net income	3.1	2.4	0.05	11.0	8.3	0.16

Pension and other postretirement benefits	(2.4)	(1.8)	(0.04)	(5.6)	(4.2)	(0.08)
Operating expenses recovered in trackers	1.1	0.8	0.02	1.3	1.0	0.02
Non-employee directors deferred compensation	1.9	1.3	0.03	8.2	6.1	0.12
Subtotal: Items not impacting net income	0.6	0.3	0.01	3.9	2.9	0.06

Total OG&A Expense	3.7	2.7	0.06	14.9	11.2	0.22
Other items
Depreciation and depletion expense	(1.1)	(0.8)	(0.02)	(4.5)	(3.4)	(0.07)
Property and other taxes	(1.2)	(0.9)	(0.02)	(3.6)	(2.7)	(0.05)
Interest expense	—	—	—	(1.3)	(1.0)	(0.02)
Other income	1.2	0.9	0.02	(1.8)	(1.3)	(0.02)
Perm. & flow-through adj. to income tax	—	4.3	0.08	—	(21.2)	(0.42)
Impact of diluted share count differences	—	—	—	—	—	0.01
Total Other items	(1.1)	3.5	0.06	(11.2)	(29.6)	(0.57)

Total impact of above items	4.6	7.8	0.16	(25.6)	(40.4)	(0.79)

2020 reported	$26.8	$29.5	$0.58	$96.4	$101.7	$2.01

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

NorthWestern Reports Third Quarter 2020 Financial Results
October 21, 2020

Liquidity and Capital Resources
As of September 30, 2020, our total net liquidity was approximately $357.5 million, including $3.5 million of cash and $354.0 million of revolving credit facility availability. This compares to total net liquidity one year ago at September 30, 2019 of $110.0 million. Availability under our revolving credit facilities was $376.0 million as of October 16, 2020.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.60 per share payable December 31, 2020 to common shareholders of record as of December 15, 2020.

2020 Revised Earnings Guidance Affirmed
NorthWestern affirms its previously revised 2020 earnings guidance range of $3.30 - $3.45 per diluted share based upon, but not limited to, the following major assumptions and expectations:
•COVID-19 related business slowdowns and closures in our service territory continue to ease during the fourth quarter 2020;
•Regulatory recovery of COVID-19 related uncollectable account expense;
•Normal weather for the remainder of the year in our electric and natural gas service territories;
•A consolidated income tax rate of approximately (5%) to 0% of pre-tax income; and
•Diluted shares outstanding of approximately 50.8 million.

Continued investment in our system to serve our customers and communities is expected to provide a targeted long-term earnings per share growth rate of 3%-6%. This coupled with the dividend, currently yielding approximately 5%, is expected to provide a competitive total return to investors.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our previously revised non-GAAP diluted earnings per share guidance of $3.30 - $3.45 for 2020 and final non-GAAP diluted earnings per share of $3.42 for 2019 are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

NorthWestern Reports Third Quarter 2020 Financial Results
October 21, 2020

(in millions, except EPS)

	Three Months Ended Sept. 30, 2020
	Pre-tax Income	Net(1) Income	Diluted EPS
2020 Reported GAAP	26.8	29.5	0.58

Non-GAAP Adjustments:
Addback impact of favorable weather	0.6	0.4	0.01

2020 Adj. Non-GAAP	$27.4	$29.9	$0.59

				EPS Range to Meet Guidance
Nine Months Ended Sept. 30, 2020				Q4 2020			Full Year 2020
	Pre-tax Income	Net(1) Income	Diluted EPS	Low		High	Low		High
2020 Reported GAAP	$96.4	$101.7	$2.01	$1.23	to	$1.38	$3.24	to	$3.39

Non-GAAP Adjustments:
Remove impact of unfavorable weather	4.1	3.1	0.06				0.06		0.06

2020 Adj. Non-GAAP	$100.5	$104.8	$2.07	$1.23	to	$1.38	$3.30	to	$3.45

				Actual
Nine Months Ended Sept. 30, 2019				Q4 2019			Full Year 2019
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS
2019 Reported GAAP	$122.0	$142.1	$2.80	$60.2	$60.0	$1.18	$182.2	$202.1	$3.98

Non-GAAP Adjustments:
Remove impact of (favorable) unfavorable weather	(8.0)	(6.0)	(0.11)	0.7	0.5	—	(7.3)	(5.5)	(0.11)
Remove impact of unrecognized income tax benefit	—	(22.8)	(0.45)	—	—	—	—	(22.8)	(0.45)

2019 Adj. Non-GAAP	$114.0	$113.3	$2.24	$60.9	$60.5	$1.18	$174.9	$173.8	$3.42

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

NorthWestern Reports Third Quarter 2020 Financial Results
October 21, 2020

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast on Thursday, October 22, 2020, at 3:30 p.m. Eastern time to review its financial results for the third quarter 2020.

The conference call will be webcast live on the Internet at www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting https://www.webcaster4.com/Webcast/Page/1050/38046. To participate, please go to the site at least 10 minutes in advance of the webcast to register. An archived webcast will be available shortly after the call and remain active for one year.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and / or natural gas to approximately 734,800 customers in Montana, South Dakota and Nebraska. We have generated and distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923 and have generated and distributed electricity and distributed natural gas in Montana since 2002. More information on NorthWestern Energy is available on the company's Web site at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin, Adjusted Non-GAAP Pre-Tax Income, Adjusted Non-GAAP Net Income and Adjusted Non-GAAP Diluted EPS, that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Gross Margin as Revenues less Cost of Sales as presented in our Condensed Consolidated Statements of Income. Management believes that Gross Margin (revenues less cost of sales) provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In addition, Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow for recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Gross Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, net income and Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as

NorthWestern Reports Third Quarter 2020 Financial Results
October 21, 2020

an indicator of actual operating performance. Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Earnings". Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;
•the direct or indirect effects resulting from the recent outbreak of the novel coronavirus (COVID-19) pandemic on our revenue, our operations and our ability to complete construction projects;
•changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;
•unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and
•adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2019 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                    Media Contact:
Travis Meyer (605) 978-2967                    Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com